    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
Strong operating performance and cash flow generation in challenging environment

Third Quarter 2024 Highlights
•Net sales of $915 million in the third quarter, down 5% year-over-year
•Net income of $36 million, or $1.39 per diluted share, in the third quarter, up 38% from the third quarter of 2023
•EBITDA of $85 million in the third quarter, or 9.3% of net sales, up 8% year-over-year
•Operating profit margin of 5.9% in the third quarter, up from 4.8% in the third quarter of 2023
•Quarterly dividend of $1.05 per share paid, totaling $27 million in the third quarter
•Cash flows provided by operations of $402 million for the LTM period ended September 30, 2024
•Strong liquidity position with $161 million of cash and cash equivalents and $383 million of availability on revolving credit facility at September 30, 2024

Elkhart, Indiana - November 7, 2024 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported third quarter 2024 results.

"Despite a challenging RV and Marine industry backdrop, we delivered a strong quarter with continued market share expansion, increased operating margins, and robust operating cash flow which has reached $402 million over the last twelve months. Share gains were particularly strong across appliances, awnings, chassis, furniture, and windows, which together represent more than 70% of our total North American RV OEM business. These gains were fueled by innovative products like the new line of CURT towing and suspension products we showcased at the September Open House,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “As a result, our key customers have maintained and increased the amount of Lippert content across their 2025 RV models. At the same time, we believe our commitment to operational excellence, including product quality and supply chain improvement initiatives, drove further margin expansion. Looking ahead, we believe we’re positioned to outperform as demand rebounds, powered by our cutting-edge innovation and a prioritization of strategic M&A to further enhance our diversification and long-term growth potential.”

“I’d like to thank our team members for their dedication to driving our business forward this quarter while working through a challenging environment,” commented Ryan Smith, LCI Industries' Group President - North America. “We remain focused on leveraging our operational expertise and culture of innovation to support long-term growth for Lippert.”

Third Quarter 2024 Results

Consolidated net sales for the third quarter of 2024 were $915.5 million, a decrease of 5% from 2023 third quarter net sales of $959.3 million. Net income in the third quarter of 2024 was $35.6 million, or $1.39 per diluted share, compared to $25.9 million, or $1.02 per diluted share, in the third quarter of 2023. EBITDA in the third quarter of 2024 was $85.2 million, compared to EBITDA of $78.9 million in the third quarter of 2023. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable

GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the third quarter of 2024 was primarily driven by lower sales to North American marine and utility trailer OEMs and declines in wholesale shipments of motorhome RV units, partially offset by increased North American RV wholesale shipments of travel trailers and fifth-wheels and market share gains in the automotive aftermarket.

October 2024 Results

October 2024 consolidated net sales were approximately $330 million, down 4% from October 2023, primarily due to an approximate 12% decline in marine sales and an approximate 3% decrease in North American RV production compared to October 2023.

OEM Segment - Third Quarter Performance

OEM net sales for the third quarter of 2024 were $684.5 million, a decrease of $44.0 million compared to the same period of 2023. RV OEM net sales for the third quarter of 2024 were $422.0 million, down 2% compared to the same prior year period, driven by a shift in unit mix towards lower content single axle travel trailers and a 25% decrease in motorhome wholesale shipments, partially offset by an 11% increase in North American travel trailer and fifth-wheel wholesale shipments and market share gains. Adjacent Industries OEM net sales for the third quarter of 2024 were $262.4 million, down 12% year-over-year, primarily due to lower sales to North American marine and utility trailers OEMs, driven by current dealer inventory levels, inflation, and elevated interest rates impacting retail consumers. North American marine OEM net sales in the third quarter of 2024 were $60.8 million, down 16% year-over-year.

Operating profit of the OEM Segment was $21.8 million in the third quarter of 2024, or 3.2% of net sales, compared to $11.2 million, or 1.5% of net sales, in the same period in 2023. The operating profit expansion of the OEM Segment for the quarter was primarily driven by operational improvements, partially offset by the impact of fixed costs spread over decreased sales.

Aftermarket Segment - Third Quarter Performance

Aftermarket net sales for the third quarter of 2024 were $231.0 million, in line with the same period in 2023. Resiliency in the Aftermarket Segment was primarily driven by market share gains in the automotive aftermarket, partially offset by lower volumes within the RV aftermarket, which has been negatively impacted by lower consumer discretionary spending. Operating profit of the Aftermarket Segment was $32.1 million in the third quarter of 2024, or 13.9% of net sales, compared to $34.4 million, or 14.9% of net sales, in the same period in 2023. The operating profit contraction of the Aftermarket Segment for the quarter was primarily driven by increased labor costs due to product mix and increased facility costs resulting from investments to expand capacity within the automotive aftermarket, partially offset by decreased material costs.

“Our automotive aftermarket business has continued to outperform, delivering a 7.3% increase in sales to help offset softness in the RV and Marine aftermarkets. We’re also capitalizing on the growing demand for replacement and repair parts by providing innovative content coupled with high quality service, setting us apart for both dealers and consumers,” commented Jamie Schnur, LCI Industries’ Group President – Aftermarket. “We look forward to further expanding our presence in premium markets to support Lippert’s long-term, profitable growth.”

Income Taxes

The Company's effective tax rate was 24.8% for the quarter ended September 30, 2024, compared to 26.6% for the quarter ended September 30, 2023. The decrease in the effective tax rate was primarily due to a discrete tax benefit related to an increase in the cash surrender value of company-owned life insurance policies compared to the prior year period.

Balance Sheet and Other Items

At September 30, 2024, the Company's cash and cash equivalents balance was $161.2 million, compared to $66.2 million at December 31, 2023. The Company used $80.2 million for dividend payments to shareholders, $31.4 million for capital expenditures, and $20.0 million for an acquisition in the nine months ended September 30, 2024.
The Company's outstanding long-term indebtedness, including current maturities, was $822.5 million at September 30, 2024, and the Company was in compliance with its debt covenants. As of September 30, 2024, the Company had $383.1 million of borrowing availability under the revolving credit facility.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its third quarter results on Thursday, November 7, 2024, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 630651. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 625624. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2024	2023	2024	2023	Months
(In thousands, except per share amounts)

Net sales	$915,497	$959,315	$2,938,070	$2,947,264	$3,775,614
Cost of sales	695,539	748,367	2,227,761	2,332,125	2,904,254
Gross profit	219,958	210,948	710,309	615,139	871,360
Selling, general and administrative expenses	166,070	165,358	508,206	494,332	666,636
Operating profit	53,888	45,590	202,103	120,807	204,724
Interest expense, net	6,516	10,325	23,799	30,968	33,255
Income before income taxes	47,372	35,265	178,304	89,839	171,469
Provision for income taxes	11,760	9,378	44,984	23,267	40,526
Net income	$35,612	$25,887	$133,320	$66,572	$130,943

Net income per common share:
Basic	$1.40	$1.02	$5.24	$2.63	$5.15
Diluted	$1.39	$1.02	$5.23	$2.62	$5.14

Weighted average common shares outstanding:
Basic	25,480	25,340	25,436	25,293	25,420
Diluted	25,558	25,504	25,477	25,405	25,498

Depreciation	$17,390	$18,857	$53,911	$55,974	$72,630
Amortization	$13,882	$14,412	$42,089	$42,844	$56,320
Capital expenditures	$10,062	$15,978	$31,390	$50,060	$43,539

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2024	2023	2024	2023	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$369,212	$363,573	$1,186,324	$1,032,866	$1,508,843
Motorhomes	52,800	65,669	185,258	206,404	248,210
Adjacent Industries OEMs	262,449	299,225	867,315	1,006,378	1,139,938
Total OEM Segment net sales	684,461	728,467	2,238,897	2,245,648	2,896,991
Aftermarket Segment:
Total Aftermarket Segment net sales	231,036	230,848	699,173	701,616	878,623
Total net sales	$915,497	$959,315	$2,938,070	$2,947,264	$3,775,614

Operating profit:
OEM Segment	$21,825	$11,165	$105,223	$29,086	$93,498
Aftermarket Segment	32,063	34,425	96,880	91,721	111,226
Total operating profit	$53,888	$45,590	$202,103	$120,807	$204,724

Depreciation and amortization:
OEM Segment depreciation	$13,270	$14,835	$41,038	$43,840	$55,596
Aftermarket Segment depreciation	4,120	4,022	12,873	12,134	17,034
Total depreciation	$17,390	$18,857	$53,911	$55,974	$72,630

OEM Segment amortization	$9,996	$10,550	$30,426	$31,204	$40,802
Aftermarket Segment amortization	3,886	3,862	11,663	11,640	15,518
Total amortization	$13,882	$14,412	$42,089	$42,844	$56,320

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2024	2023
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$161,184	$66,157
Accounts receivable, net	319,166	214,707
Inventories, net	705,439	768,407
Prepaid expenses and other current assets	59,084	67,599
Total current assets	1,244,873	1,116,870
Fixed assets, net	443,349	465,781
Goodwill	593,882	589,550
Other intangible assets, net	412,818	448,759
Operating lease right-of-use assets	233,225	245,388
Other long-term assets	96,817	92,971
Total assets	$3,024,964	$2,959,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$222	$589
Accounts payable, trade	193,636	183,697
Current portion of operating lease obligations	39,035	36,269
Accrued expenses and other current liabilities	199,081	174,437
Total current liabilities	431,974	394,992
Long-term indebtedness	822,322	846,834
Operating lease obligations	207,937	222,680
Deferred taxes	28,631	32,345
Other long-term liabilities	115,778	107,432
Total liabilities	1,606,642	1,604,283
Total stockholders' equity	1,418,322	1,355,036
Total liabilities and stockholders' equity	$3,024,964	$2,959,319

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2024	2023
(In thousands)
Cash flows from operating activities:
Net income	$133,320	$66,572
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	96,000	98,818
Stock-based compensation expense	13,961	14,027
Other non-cash items	4,927	4,611
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(102,127)	(121,914)
Inventories, net	81,166	246,155
Prepaid expenses and other assets	(1,491)	31,237
Accounts payable, trade	8,333	54,817
Accrued expenses and other liabilities	29,599	(5,060)
Net cash flows provided by operating activities	263,688	389,263
Cash flows from investing activities:
Capital expenditures	(31,390)	(50,060)
Acquisitions of businesses	(19,957)	(25,851)
Other investing activities	781	4,284
Net cash flows used in investing activities	(50,566)	(71,627)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,120)	(9,591)
Proceeds from revolving credit facility	86,248	248,900
Repayments under revolving credit facility	(87,766)	(414,554)
Repayments under term loan and other borrowings	(26,357)	(45,767)
Payment of dividends	(80,191)	(79,744)
Payment of contingent consideration and holdbacks related to acquisitions	(2)	(31,857)
Other financing activities	—	(834)
Net cash flows used in financing activities	(117,188)	(333,447)
Effect of exchange rate changes on cash and cash equivalents	(907)	(446)
Net increase (decrease) in cash and cash equivalents	95,027	(16,257)
Cash and cash equivalents at beginning of period	66,157	47,499
Cash and cash equivalents at end of period	$161,184	$31,242

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,			Last Twelve
	2024		2023	2024		2023	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	68.5		61.5	224.0		195.8	287.4
Motorhome RVs	7.7		10.3	26.9		35.8	37.0
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	84.1	(2)	92.0	248.1	(2)	273.0	301.8	(2)
Impact on dealer inventories	(15.6)	(2)	(30.5)	(24.1)	(2)	(77.2)	(14.4)	(2)
Motorhome RVs	10.2	(2)	11.7	31.8	(2)	37.3	39.8	(2)

				Twelve Months Ended
				September 30,
				2024		2023
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,147		$5,191
Motorhome RV				$3,768		$3,705

				September 30,			December 31,
				2024		2023	2023
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$383.1		$178.5	$245.3
Days sales in accounts receivable, based on last twelve months				30.6		29.2	30.1
Inventory turns, based on last twelve months				3.9		3.3	3.5

				2024
Estimated Full Year Data:
Capital expenditures				$35 - $45 million
Depreciation and amortization				$125 - $135 million
Stock-based compensation expense				$17 - $22 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2024 retail sales data for RVs has not been published yet, therefore 2024 retail data for RVs includes an estimate for September 2024 retail units. Retail sales data have historically been revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA and net income as a percentage of net sales to EBITDA as a percentage of net sales.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
(In thousands)
Net income	$35,612	$25,887	$133,320	$66,572
Interest expense, net	6,516	10,325	23,799	30,968
Provision for income taxes	11,760	9,378	44,984	23,267
Depreciation expense	17,390	18,857	53,911	55,974
Amortization expense	13,882	14,412	42,089	42,844
EBITDA	$85,160	$78,859	$298,103	$219,625

Net sales	$915,497	$959,315	$2,938,070	$2,947,264
Net income as a percentage of net sales	3.9%	2.7%	4.5%	2.3%
EBITDA as a percentage of net sales	9.3%	8.2%	10.1%	7.5%
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of EBITDA and EBITDA as a percentage of net sales to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and nine month periods ended September 30, 2024 and 2023. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.